Exhibit 99.2

Rule 438 Consent

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I will become a director of QCR Holdings, Inc. (“QCR”) after consummation of the merger of Community National Bancorporation, Inc. with and into QCR Acquisition, LLC, a wholly-owned subsidiary of QCR, and am so designated in the Registration Statement on Form S-4, and all amendments and supplements thereto, filed by QCR with the Securities and Exchange Commission (the “Registration Statement”). I hereby consent to being so designated in the Registration Statement and the filing of this consent with the Registration Statement.

/s/ Michael L. Peterson

Michael L. Peterson

March 26, 2013